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                                                                         EX-21.1


                  Subsidiaries of J. B. Poindexter & Co., Inc.





                  Subsidiaries of J. B. Poindexter & Co., Inc.

1. EFP Corporation, a Delaware corporation

     a.   EFP Corporation also operates under the following names:

          i. Engineered Foam Plastics

2. Lowy Group, Inc., a Delaware corporation

3. Magnetic Instruments Corp., a Delaware corporation also operates under the following names:

     i.   MIC Group Magnetic Instruments has the following subsidiaries:

     a.   SWK Holdings, Inc. a Texas corporation.

     b.   Universal Brixius, Inc., a Wisconsin corporation.

4. Morgan Trailer Mfg. Co., a New Jersey corporation. The following are subsidiaries:

     a.   Morgan Trailer Financial Corporation a Nevada corporation.

     b. Morgan Trailer Financial Management, L.P., a Texas Limited partnership. Morgan Trailer Mfg. Co., also operates under the name Morgan Corporation.

5. Truck Accessories Group, Inc., a Delaware corporation, f/k/a Leer, Inc., f/k/a Leer Holdings Inc.

     Subsidiary of Truck Accessories Group, Inc. is:

     Raider Industries, Inc.,a Saskatchewan, Canada corporation. Raider Industries, Inc., also operates under the following names:

     1)   Lo Rider

     2)   Raider

     Truck Accessories Group, Inc. also operates under the following names:

          i.    20th Century Fiberglass
          ii.   Century Fiberglass
          iii.  Century
          iv.   Leer
          v.    Leer Corporate
          vi.   Leer East
          vii.  Leer Midwest
          viii. Leer Retail
          ix.   Leer Southeast




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          x.    Leer Specialty Products
          xi.   Leer Truck Accessory Centers
          xii.  Leer West
          xiii. Mid West Truck Accessories